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                                                                    EXHIBIT 99.5

QUARTERDECK PRESS RELEASE

                           PRESS RELEASE ANNOUNCEMENT

                                                                       CONTACTS:

                                                                        King Lee
                                                         Quarterdeck Corporation
October 16, 1998                                                    310-309-3221
                                                            klee@quarterdeck.com
FOR IMMEDIATE RELEASE
                                                                    Frank Greico
                                                         Quarterdeck Corporation
                                                                    310-309-4232
                                                         fgreico@quarterdeck.com


     QUARTERDECK ANNOUNCES NASDAQ LISTING STATUS AND SYMANTEC TENDER OFFER

MARINA DEL REY, Calif. -- October 16, 1998 -- Quarterdeck Corporation (OTC:
QDEK) today announced that after the close of market on October 15, 1998, it received notification of Nasdaq's decision to delist the Company's shares from the Nasdaq Stock Market effective October 15, 1998 as a result of the failure of the Company to meet certain listing requirements. The Company had previously announced that it had been notified by Nasdaq that it was scheduled for delisting pending the outcome of a hearing that was held in August before the Nasdaq Listing Qualifications Panel. Shares of the Company's common stock are expected to be eligible for trading on the OTC Bulletin Board.

The Company also announced yesterday that Symantec (Nasdaq: SYMC) will commence a cash tender offer early next week for all outstanding shares of Quarterdeck common stock at the net price of $0.52 per share pursuant to the terms of a definitive merger agreement between the Company and Symantec. The purchase price is approximately $65 million including the assumption of Quarterdeck's outstanding debt. The Board of Directors of both companies has approved this transaction. Completion of the tender offer is subject to certain conditions, including the tender of a majority of the Quarterdeck shares, receipt of necessary government approvals and the expiration of applicable waiting periods under the Hart-Scott-Rodino Act.

ABOUT QUARTERDECK

Quarterdeck Corporation is a global leader in the development and marketing of PC helpware -- software designed to prevent and solve PC performance problems, especially those encountered in networked -- Internet and intranet -- environments. The Company's goal is to make personal computing trouble-free for users and network administrators alike, while reducing the need for live technical support. Quarterdeck's current product line, which addresses storage management, system conflict resolution, virus protection, system updating, and enhanced access to networked information and communications resources, is marketed to both end-users and businesses via retail distribution, corporate resellers and OEMs, direct marketing channels, and the Internet. Quarterdeck's products are available in more than 14,000 outlets throughout the United States and Canada, as well as in over 29 countries worldwide. Incorporated in 1982, Quarterdeck's worldwide headquarters are in Marina del Rey, California, with its European operations based in Dublin, Ireland.

Further information may be obtained by calling 800-354-3222 toll-free or 573-443-3282, by accessing Quarterdeck's Web site at http://www.quarterdeck.com/, or by sending e-mail requests to info@quarterdeck.com.

                                     # # #

NOTE TO EDITORS: If you would like more information on Quarterdeck Corporation and its products, please view the Quarterdeck Press Center at http://www.quarterdeck.com/qdeck/press.

Quarterdeck is a registered trademark of Quarterdeck Corporation. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.